UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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VENTANA MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VENTANA MEDICAL SYSTEMS, INC.

1910 E. Innovation Park Drive

Tucson, Arizona 85755

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2007

The Annual Meeting of Stockholders of Ventana Medical Systems, Inc., a Delaware corporation (“Ventana”), will be held at Ventana’s headquarters, located at 1910 E. Innovation Park Drive, Tucson, Arizona 85755, on Wednesday, May 23, 2007, at 10:00 a.m., local time.

MATTERS TO BE VOTED ON:

1.	Ratification of the appointment of Ernst & Young LLP as Ventana’s independent registered public accounting firm;

2.	Election of three Class II directors to serve for a term of three years expiring at the 2010 Annual Meeting of Stockholders or until a successor is elected;

3.	Any other matters that may come properly before the meeting or any adjournment thereof.

The close of business on March 26, 2007 has been fixed as the record date for the determination of the stockholders of record entitled to notice of, and to vote at, this meeting or any adjournment thereof. The list of stockholders entitled to vote at this meeting is available for examination by any stockholder at the offices of Ventana Medical Systems, Inc., 1910 E. Innovation Park Drive, Tucson, Arizona 85755.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THIS MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THIS MEETING.

By Order of the Board of Directors,

John Patience Vice Chairman of the Board of Directors

Tucson, Arizona

March 31, 2007

VENTANA MEDICAL SYSTEMS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General Information

The enclosed proxy is solicited on behalf of the Board of Directors of Ventana Medical Systems, Inc., for use at the Annual Meeting of Stockholders to be held Wednesday, May 23, 2007, at 10:00 a.m., local time, or at any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 1910 E. Innovation Park Drive, Tucson, Arizona 85755, the address of the principal executive offices of Ventana.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2006, including financial statements, are planned to be first mailed on or about April 5, 2007 to all stockholders entitled to vote at the Annual Meeting. “We,” “our,” “Ventana,” and the “Company” refer to Ventana Medical Systems, Inc. and its subsidiaries. We may submit additional financial and other reports at the Annual Meeting, but we do not intend to take any actions relating to those reports.

Who can vote?	You are entitled to vote your common stock if our records show that you held your shares as of March 26, 2007. At the close of business on that date, 33,741,363 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

Voting by proxy.	If your common stock is held by a broker, bank, or other nominee (i.e., in “street name”), you will receive instructions from this holder that you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the persons named as proxies how to vote your common stock by signing, dating, and mailing the proxy card in the envelope provided. However, you are welcome to come to the meeting and vote your shares in person. If you return a proxy without specific voting instructions with respect to any proposal, or simply sign and return your proxy, your shares will be voted by the persons named as proxies as recommended by the Board of Directors. At this time, we are not aware of any additional matters to be presented at the Annual Meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their best judgment to determine the vote of your shares. If the meeting is adjourned, your common stock may also be voted by the persons named as proxies on the new meeting date, unless you have revoked your proxy instructions prior to that time.

How may I revoke my proxy instructions?

You may revoke your proxy instructions by any of the following procedures:

1. Send a different signed proxy with a later date;

2. Send a letter to our General Counsel revoking your proxy before your common stock has been voted by the persons named as proxies at the meeting; or

3. Attend the Annual Meeting and vote your shares in person.

How are votes counted?

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting, in order to have the required quorum for the transaction of business. If the shares present, in person and by proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares that are voted “FOR,” “AGAINST,” or “WITHHELD” are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote (the “Votes Cast”) with respect to this matter.

Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the number of Votes Cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal on which the broker expressly has not voted or has no authority to vote without specific instruction. Accordingly, broker non-votes will make a quorum more readily obtainable, but will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast. With respect to a proposal that requires a majority of the outstanding shares, however, a broker non-vote has the same effect as a vote against the proposal.

Cost of this proxy solicitation.	We will pay the cost of this proxy solicitation and, upon request, will reimburse brokers, banks, and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail except for any incidental personal solicitation made by our directors, officers, and employees.

Attending the Annual Meeting.	You are entitled to attend the annual meeting only if you were a Ventana stockholder as of the close of business on March 26, 2007, or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. Proof of ownership can be shown by a recent brokerage statement or letter from a broker or bank detailing your ownership of our shares on the record date. If you wish to vote in person your common stock held in street name, you will have to get a proxy in your name from the registered holder.

What Vote is Required to Approve Each Proposal?

Proposal 1: Ratification of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the Votes Cast at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm. Therefore, an abstention or a vote to “ABSTAIN” from voting has the same effect as voting “AGAINST” this proposal. If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other accounting firms for fiscal 2007. However, because of the difficulty in making any substitution of the independent registered public accounting firm so long after the beginning of the current year, the appointment in 2007 will stand, unless the Audit Committee finds other good reason for making a change.

Proposal 2: Election of Three Class II Directors	The three nominees for director receiving the most votes will be elected. Therefore, if you do not vote for a nominee or you indicate “WITHHELD” for any nominee on your proxy card, your vote will not count for or against any nominee.

Whom Should I Call if I Have Questions?

If you have questions about the Annual Meeting or voting, please contact our General Counsel, Mark Tucker. Mr. Tucker can be reached via telephone at (520) 229-4180 or via fax at (520) 229-4216.

PROPOSALS

PROPOSAL NO. 1—RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, acting upon the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP, to audit our consolidated financial statements for the fiscal year ending December 31, 2007, and to perform other appropriate accounting services. A proposal will be presented at the Annual Meeting to ratify this selection. The affirmative vote of a majority of the number of Votes Cast by the common stock represented at the meeting is needed to ratify the selection. If the appointment of Ernst & Young LLP is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other accounting firms for fiscal 2007. However, because of the difficulty in making any substitution after the beginning of the current year, the appointment in 2007 will stand, unless the Audit Committee finds other good reason for making a change.

Ernst & Young LLP has audited Ventana’s financial statements since 1994. We expect representatives of Ernst & Young LLP will be present at the Annual Meeting, and they will be presented with the opportunity to make a statement. They are also expected to be available to respond to questions.

Audit and Other Professional Fees

The following table sets forth the fees for services provided by Ernst & Young LLP for fiscal years ended December 31, 2006 and December 31, 2005 (in thousands):

	2006	2005
Audit Fees(1)	$737	$959
Audit-Related Fees(2)	282	3
Tax Fees(3)	641	286

Total	$1,660	$1,248

(1)

Audit Fees. These are fees for professional services provided in connection with the audit of our annual financial statements, review of quarterly financial statements, audit of compliance under Section 404 of the Sarbanes-Oxley Act of 2002, and services provided in connection with statutory or regulatory filings.

(2)	Audit-Related Fees. These are primarily professional consultation fees provided in connection with our attempted acquisition of Vision Systems Ltd during fiscal year 2006.
(3)

Tax fees. These are fees for professional services rendered with respect to tax compliance, tax advice, and tax planning. These services include the review of certain tax returns and consulting on tax planning matters.

The Audit Committee has specifically approved all of the non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has delegated to the Chief Financial Officer the authority to approve audit-related and non-audit related services up to an aggregate amount of $50,000, or less for any single engagement. Also, the Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by Ventana’s independent registered public accounting firm and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit related services and fees to the full Audit Committee at its next regular meeting. In 2006 and 2005 all fees were approved by the Audit Committee directly.

The persons named as proxies will vote in favor of ratifying the selection of Ernst & Young LLP unless instructions to the contrary are indicated on the accompanying proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

PROPOSAL NO. 2—ELECTION OF THREE CLASS II DIRECTORS

Number of directors to be elected.	Currently our Board of Directors consists of nine individuals, divided into three classes serving staggered terms of three years. At this time, we have two directors in Class I, three directors in Class II, and four directors in Class III. The three Class II directors are to be elected at this year’s Annual Meeting to serve until the 2010 Annual Meeting. The Class III directors will hold office until the 2008 Annual Meeting and the Class I directors will hold office until the 2009 Annual Meeting. If any director resigns or otherwise is unable to complete his or her term of office, the Board of Directors will appoint another director for the remainder of the term of the exiting director.

Vote required.	The three individuals with the highest number of votes are elected to office. There is no cumulative voting in the election of directors.

Nominees of the Board of Directors.

The Board of Directors has nominated Rod Dammeyer, Edward Giles, and Christopher Gleeson to serve as Class II directors until the 2010 Annual Meeting.

Messrs. Dammeyer, Giles, and Gleeson were last elected to the Board of Directors in 2004.

To view additional information regarding each of the nominees, the continuing Class I and Class III directors, and the Company’s executive management team, please review the section entitled “INFORMATION ABOUT THE DIRECTORS AND OFFICERS” beginning on the following page.

We are not aware of any reasons why the listed nominees would not be able to serve. However, if any nominee is unavailable for election, the persons named as proxies would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES SET FORTH HEREIN.

INFORMATION ABOUT THE DIRECTORS AND OFFICERS

Nominees for Class II Directors

Rod Dammeyer (Age 66) Chairman of the Audit Committee	Mr. Dammeyer has served as a director of Ventana since August 2003. Mr. Dammeyer is the President of CAC, LLC, a private company providing capital investment and management advisory services, is a retired Vice Chairman of Anixter International, where he served from 1985 until February 2001, and is a retired managing partner of corporate investments of Equity Group Investments, where he served from 1995 until June 2000. Mr. Dammeyer serves as a director of Quidel Corporation, GATX Corporation, and Stericycle, Inc., and as a trustee of Van Kampen Investments and The Scripps Research Institute. He holds a B.S. in Accounting from Kent State University and has been a Certified Public Accountant.

Edward Giles (Age 71) Member of the Audit Committee	Mr. Giles has served as a director of Ventana since September 1992. Mr. Giles has served as Chairman of The Vertical Group, a venture capital investment firm, since January 1989 and also serves on the boards of Metabolix, Inc. and Tepha, Inc. Mr. Giles was previously President of F. Eberstadt & Co., a securities firm. Mr. Giles holds a B.S. in Chemical Engineering from Princeton University and an M.S. in Industrial Management from the Massachusetts Institute of Technology.

Christopher Gleeson (Age 57)	Mr. Gleeson became President and Chief Executive Officer and a director in May 1999. He joined Ventana in March 1999 as Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Gleeson was Senior Vice President of Bayer Diagnostics, General Manager of the U.S. Commercial Operations for Chiron Diagnostics and prior to that, the founder, owner, and Managing Director of Australian Diagnostics Corporation, a leading diagnostics distributor in Australia.

Continuing Class I Directors

Mark Miller (Age 51) Chairman of the Compensation Committee and Member of the Nominating & Governance Committee	Mr. Miller has served as a director of Ventana since January 2001. Mr. Miller has been the President and Chief Executive Officer and a director of Stericycle, Inc. since May 1992. Prior to joining Stericycle, Inc., Mr. Miller served as Vice President, Pacific/Asia/Africa for the International Division of Abbott Laboratories which he joined in 1977 and where he held a number of management and marketing positions. Mr. Miller holds a B.S. in Computer Science from Purdue University, where he graduated Phi Beta Kappa.

James Weersing (Age 68) Member of the Compensation Committee	Mr. Weersing has served as a director of Ventana since October 1994. Mr. Weersing is President of JRW Technology, a consulting firm. Mr. Weersing also serves on the Boards of Microlin, Inc. and Shunt Power Company. Mr. Weersing holds a B.S. in Mechanical Engineering and an M.B.A. from Stanford University.

Continuing Class III Directors

Thomas Brown (Age 59) Member of the Compensation Committee	Mr. Brown has served as a director of Ventana since July 2004. Mr. Brown serves on the Boards of Quidel Corporation and Cepheid and is Vice Chairman of the Condell Medical Center. He is a retired Senior Vice President, President Diagnostics Division of Abbott Laboratories, which he joined in 1974 and where he held a number of management positions. Mr. Brown holds a B.A. from State University of New York at Buffalo.

Thomas Grogan, M.D. (Age 61)	Dr. Grogan is the founder, a director, Chairman Emeritus, and Senior Vice President, Medical Affairs of Ventana. He has served as a director since the founding of the Company in June 1985 and was Chairman of the Board of Directors of Ventana from June 1985 to November 1995. He is a professor of pathology at the University of Arizona, College of Medicine, where he has taught since 1979. He holds a B.A. in Biology from the University of Virginia and an M.D. from the George Washington School of Medicine. Dr. Grogan also completed a post-doctorate fellowship at Stanford University.

John Patience (Age 59) Vice Chairman of the Board of Directors and Member of the Compensation and Nominating & Governance Committees	Mr. Patience has served as a director of Ventana since 1989 and as Vice Chairman since January 1999. Since April 1995, Mr. Patience has been a partner in Crabtree Partners, a Chicago-based venture capital investment firm. Mr. Patience was previously a partner of a venture capital investment firm that provided the Company with its early funding. Mr. Patience was also previously a partner in the consulting firm of McKinsey & Co., specializing in health care. He is currently a director of Stericycle, Inc. Mr. Patience holds a B.A. in Liberal Arts and an L.L.B. from the University of Sydney, Australia, and an M.B.A. from the University of Pennsylvania’s Wharton School of Business.

Jack Schuler (Age 66) Chairman of the Board of Directors, Chairman of the Nominating & Governance Committee, and Member of the Audit Committee	Mr. Schuler has served as a director of Ventana since April 1991 and as Chairman of the Board of Directors since November 1995. Mr. Schuler has been Chairman of the Board of Directors of Stericycle, Inc. since March 1990. Mr. Schuler is also a partner in Crabtree Partners, a Chicago-based venture capital investment firm. Prior to joining Stericycle, Inc., Mr. Schuler held various executive positions at Abbott Laboratories from December 1972 through August 1989, most recently serving as President and Chief Operating Officer. He is currently a director of Quidel Corporation and Medtronic, Inc. Mr. Schuler holds a B.S. in Mechanical Engineering from Tufts University and an M.B.A. from Stanford University.

Executive Officers

Timothy Johnson (Age 45)	Mr. Johnson joined Ventana in February 2002 and resigned as Senior Vice President, Global Business Services during 2007. From 1993 until joining Ventana, Mr. Johnson held various management positions with Hill-Rom Company, a subsidiary of Hillenbrand Industries, most recently as Vice President of Marketing and Vice President and General Manager, Maternal & Infant Care Strategic Business Unit. From 1989 to 1993, Mr. Johnson was a Senior Consulting Manager with Price Waterhouse LLP. Mr. Johnson holds a B.S. in Operations and Systems Management from Indiana University.

Nicholas Malden (Age 49)	Mr. Malden joined Ventana in October 2000 and resigned as Senior Vice President, Chief Financial Officer, and Corporate Secretary during 2007. From 1985 until joining Ventana, Mr. Malden held various financial management positions with Duracell International, and its successor, The Gillette Company, most recently as Vice President-Finance for the Duracell Global Business Management Group. Mr. Malden holds a B.A. in Political Science from Grinnell College and an M.B.A. from Emory University.

Hany Massarany (Age 45)	Mr. Massarany joined Ventana in July 1999 and is currently Executive Vice President, Worldwide Operations. Prior to joining Ventana, Mr. Massarany held management positions with Bayer Diagnostics and Chiron Diagnostics. Mr. Massarany holds a B.S. from Monash University and an M.B.A. from the University of Melbourne both in Australia.

Mark Tucker (Age 53)	Mr. Tucker joined Ventana in April 2005 and is currently Senior Vice President, General Counsel. From 1978 to 2004, Mr. Tucker held positions in the Legal Departments of the Dow Chemical Company and several of its affiliates. From 2004 until joining Ventana, Mr. Tucker served as an outside legal consultant to Union Carbide Corporation, a Dow Chemical subsidiary. Mr. Tucker holds a B.A. in Social Science from Michigan State University where he graduated Phi Beta Kappa and a J.D. from Duke University.

ABOUT CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors	We are governed by a Board of Directors and various Committees of the Board of Directors that meet throughout the year. The Board of Directors has nine members, all of whom, with the exception of Christopher Gleeson and Dr. Thomas Grogan, have been determined to be independent under the listing standards of Nasdaq. The Board of Directors held seven meetings during 2006, with no absences except for Messrs. Dammeyer, Schuler, and Weersing each missing one meeting. The responsibility of the directors extends throughout the year at Board of Directors and Committee meetings and informal conferences and communications regarding our business. Ventana does not have a formal policy regarding attendance by the members of the Board of Directors at our Annual Meeting. However all members of the Board of Directors are expected to attend the annual meeting, and all members did attend the 2006 Annual Meeting of Stockholders.

Committees of the Board of Directors	The Board of Directors has three principal Committees: the Audit Committee (established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act), the Compensation Committee, and the Nominating & Governance Committee. The function of each of these Committees, the current membership, and the number of meetings held during 2006 are described below. Current copies of each Committee’s Charters are available online at the Company’s website: www.ventanamed.com.

Audit Committee

The Audit Committee operates under a written charter approved by the Board of Directors. All members of the Audit Committee are “independent” as that term is defined under Rule 4200(a)(15) promulgated by the National Association of Securities Dealers (“NASD”) and as defined Exchange Act Rule 10A-3(b)(1)(i) promulgated by the SEC. Rod Dammeyer is the Audit Committee’s designated financial expert. Information about Mr. Dammeyer’s business and educational experience is included in this proxy statement under the caption “INFORMATION ABOUT THE DIRECTORS AND OFFICERS.”

The Audit Committee annually reviews matters primarily related to financial controls and the audit of our operations. This review includes, but is not limited to:

•     Discussions of the findings of the independent registered public accounting firm that result from the audit and certification of our financial statements;

•     Discussions of the accounting principles used for corporate and tax reporting purposes, including actual or impending changes in financial accounting requirements that may have a material affect on our business;

•     Reviews of the adequacy of financial and accounting controls, including the scope and performance of the internal auditing function; and

•     Reviews of recommendations made by the independent registered public accounting firm for changes in policies or practices.

The Audit Committee recommends an independent registered public accounting firm to conduct our audit for the coming year.

In May 2006, the Board of Directors elected Rod Dammeyer, Edward Giles, and Jack Schuler to the Audit Committee. The Audit Committee held five meetings during 2006, with all members present.

Compensation Committee

The Compensation Committee operates under a written charter approved by the Board of Directors. The Compensation Committee has three primary functions. First, it reviews annually the performance of the principal executive officers, reporting the results of this review and recommending to the Board of Directors compensation packages for these officers. Second, the Compensation Committee reviews compensation to outside directors for service on the Board of Directors and for service on Committees of the Board of Directors. Finally, the Committee reviews the level and extent of applicable benefits we provide with respect to travel, insurance, health and medical coverage, stock options, and other stock plans and benefits.

In May 2006, the Board of Directors elected Thomas Brown, Mark Miller, John Patience, and James Weersing to the Compensation Committee. The Compensation Committee held five meetings in 2006, with all members present.

Nominating & Governance Committee

The Nominating & Governance Committee operates under a written charter approved by the Board of Directors. The Nominating & Governance Committee is responsible for the development of general criteria regarding the qualifications and selection of the Board of Directors. In addition, the Nominating & Governance Committee recommends candidates to serve on the Board of Directors, recommends committee membership and committee chairpersons, and evaluates the performance of the Board of Directors and its committees.

In May 2006, the Board of Directors elected Mark Miller, John Patience, and Jack Schuler to the Nominating & Governance Committee. The Nominating & Governance Committee held three meetings in 2006, with all members present.

The Nominating & Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders who wish to propose nominations for directors for consideration at the 2007 Annual Meeting of Stockholders may do so in accordance with the procedures described on page 28.

The Nominating & Governance Committee does not have a formal policy with regard to the minimum qualifications required to be met by a candidate for the Committee to recommend the candidate to the Board of Directors or with regard to the process for identifying and evaluating potential candidates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of the common stock as of March 1, 2007, by (i) each stockholder that we know is the beneficial owner of more than 5 percent of the common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table set forth under the section entitled “Compensation of Executives,” and (iv) all executive officers and directors as a group. We have relied exclusively upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Percentage ownership in the table below is based on 34,589,006 shares of common stock outstanding as of March 1, 2007. Shares of our stock subject to options that are exercisable within 60 days of March 1, 2007, are also deemed outstanding for purposes of calculating the percentage ownership of that person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table is 1910 E. Innovation Park Drive, Tucson, Arizona 85755.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Shares
Fidelity Investments 82 Devonshire Street Boston, MA 02109	4,742,751	13.71
Jack Schuler(1)	3,335,665	9.64
Artisan Partners LP 875 East Wisconsin Avenue Milwaukee, WI 53202	2,415,200	6.98
Oracle Investment Management, Inc. 200 Greenwich Avenue Greenwich, CT 06830	2,313,702	6.69
John Patience(2)	1,977,834	5.72
Christopher Gleeson(3)	590,494	1.71
Edward Giles(4)	342,223	*
Thomas Grogan, M.D.(5)	245,209	*
James Weersing(6)	195,194	*
Hany Massarany(7)	176,858	*
Mark Miller(8)	164,941	*
Nicholas Malden(9)	146,080	*
Thomas Brown(10)	41,768	*
Timothy Johnson(11)	32,601	*
Rod Dammeyer(12)	32,411	*
Mark Tucker(13)	30,218	*
All Directors and Officers as a group (13 persons)	7,311,496	21.14

*	Less than 1%

(1)

Includes 558,083 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Schuler; 12,500 shares held in the name of Mr. Schuler’s wife; and 441,074 shares beneficially owned by the Schuler Family Foundation.

(2)	Includes 752,083 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Patience, as well as 9,600 shares held in the name of Mr. Patience’s wife.

(3)	Includes 493,779 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Gleeson.

(4)

Includes 111,141 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Giles. It also includes 114,750 shares beneficially owned by Edward Giles IRA and 20,000 shares beneficially owned by the Giles Family Trust.

(5)	Includes 181,438 shares issuable upon exercise of options exercisable within 60 days of March 1, 2007, held by Dr. Grogan.

(6)

Includes 76,626 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Weersing, and 118,568 shares beneficially owned by James Weersing and Mary Weersing, Trustees of the Weersing Family Trust U/D/T dated April 24, 1991.

(7)	Includes 164,598 shares issuable upon exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Massarany.

(8)	Includes 124,141 shares issuable upon exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Miller.

(9)	Includes 130,360 shares issuable upon exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Malden.

(10)	Represents 41,768 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Brown.

(11)	Represents 32,601 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Johnson.

(12)	Represents 32,411 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Dammeyer.

(13)	Includes 18,600 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2007, held by Mr. Tucker.

AUDIT COMMITTEE REPORT

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Ventana’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Accounting Standards No. 61, as amended (Codification of Statements on Auditing Standard, AU 380).

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with this firm their independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ventana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission, and the Board of Directors approved.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Respectfully submitted, the Audit Committee

Rod Dammeyer

Edward Giles

Jack Schuler

March 31, 2007

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Respectfully submitted, the Compensation Committee

Thomas Brown

Mark Miller

John Patience

James Weersing

March 31, 2007

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Summary

The Compensation Discussion and Analysis (CD&A) is intended to provide our stockholders information about the compensation we paid to our senior management and directors for service during 2006 and also provide insight into the way in which we intend to compensate senior management and directors in 2007 and the near future. The CD&A addresses and explains the numerical and related information contained in the Summary Compensation Table as well as information regarding executive compensation events and developments in early 2007. Named Executive Officers (“NEOs”) for the purpose of the proxy statement and CD&A consist of our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and our three most highly compensated other executive officers. Our NEOs for 2006 were:

•	Christopher Gleeson: President, Chief Executive Officer, and Director

•	Nicholas Malden: Senior Vice President, Chief Financial Officer, and Corporate Secretary

•	Hany Massarany: Executive Vice President, World Wide Operations

•	Timothy Johnson: Senior Vice President, Global Business Services

•	Mark Tucker: Senior Vice President, General Counsel

The Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee) is responsible for the administration of our compensation programs including base salaries of our executive officers and various types of incentive compensation. The Committee oversees all grants of equity-based awards to NEOs and other employees. The Committee works closely with internal human resources management and may at its discretion employ outside experts to assist in the structuring and administration of compensation programs. Recently, the Committee engaged Sibson Consulting, a division of the Segal Company, to provide guidance on the compensation structure for senior management in 2007. Sibson was engaged to assist the Committee in identifying best practices and in establishing guidelines for compensating our executives. We do not believe that the results of this engagement are likely to materially change compensation levels from 2006 to 2007. Additional responsibilities and authorities of the Compensation Committee are documented in the Compensation Committee Charter which can be viewed on our website at www.ventanamed.com.

During 2006 four non-employee directors consisting of Thomas Brown, Mark Miller, John Patience, and James Weersing served on the Compensation Committee. Other than John Patience, none of the members of the Compensation Committee has been, or is an officer or employee of Ventana. Mr. Patience’s employment with Ventana ended in 1999.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves on the Board of Directors or Compensation Committee of a company that has an executive officer that serves on our Board of Directors or Compensation Committee. Similarly, no member of our Board of Directors is an executive officer of a company in which one of our executive officers serves as a member of the Board of Directors or Compensation Committee of that company.

Compensation Philosophy

The Committee believes that senior management should be compensated based on their individual contributions to the cumulative success of the Company. We believe that a skilled senior management team is essential to the success of the Company and that compensation must be competitive in order to attract and retain such individuals. Accordingly, we compensate our senior management through a mix of base salary, incentive cash bonuses, and grants of equity-based awards designed to be competitive with comparable employers and align management’s incentive with the long-term goals of our stockholders. We reevaluate annually each component of compensation and the total of these components for its competitiveness relative to our industry peer group and adjust these amounts as the Committee believes appropriate. The Committee’s primary objective is to ensure that the Company continues to realize stockholder value through attracting and retaining a skilled senior management team.

Targeted Overall Compensation

Our annual process of setting NEO compensation begins with establishing a target for each executive’s total compensation. This target assumes that each NEO serves the entire year and that the Company achieves goals commensurate with 100 percent of equity and incentive cash bonus being earned. We generally refer to this total compensation as the targeted total direct compensation (“targeted TDC”). Targeted TDC for our NEOs is determined based on the following factors: (i) industry and peer group analysis; (ii) responsibilities, scope, and complexity of the NEO’s position; (iii) judgments concerning the performance of each individual’s past and expected future contributions; and (iv) past achievements relative to other executives’ responsibilities and base salary levels. The Committee intends to establish each compensation package to reward senior management for the achievement of various financial measures, primarily those pertaining to the profitable growth of the Company. We believe that establishing a peer group and evaluating compensation against this group ensures that senior management compensation is competitive, and fair. A peer group is determined annually from public companies in the medical diagnostics industry with annual revenue between $100 million and $600 million. In 2006 Ventana set the peer group as:

Affymetrix, Inc.	Idexx Laboratories, Inc.
American Medical Systems Holdings, Inc.	Immucor, Inc.
Arrow International, Inc.	Integra Life Sciences Holdings Corporation
Biosite, Inc.	Intuitive Surgical, Inc.
Conmed Corporation	Inverness Medical Innovations, Inc.
Datascope Corporation	Kyphon, Inc.
Diagnostic Products Corporation	Mentor Corporation
Digene Corporation	Resmed, Inc.
Donex Corporation DE	Thoratec Corporation
Gen Probe, Inc.	Wright Medical Group, Inc.

From this peer group compensation data is gathered for the group’s five most highly compensated executives.

For 2006, we set the targeted TDC for our CEO, Christopher Gleeson, between the 50th and 75th percentile of the peer group. This targeted TDC consisted of a base salary, an incentive cash bonus (“bonus”), and equity-based award component as apportioned at the discretion of the Compensation Committee. Typically, incentive compensation comprises a larger portion of targeted TDC than base salary to closely align stockholders’ expectations for high growth with the motivations of our CEO. The resulting targeted TDC for Mr. Gleeson in 2006 was $2.1 million of which he earned $1.8 million. In 2007, while targeted TDC will not change from the 50th to 75th percentile target range, the allocation of each component of compensation is apportioned to be more closely aligned with the peer group. Accordingly, we calculated Mr. Gleeson’s targeted TDC for 2007 as the sum of base salary set at approximately the 25th percentile to the peer group, equity-based awards set at the 50th percentile to the peer group, and incentive cash bonus set to the level that makes targeted TDC between the 50th and 75th percentiles, assuming 100 percent of the incentive cash bonus is earned. This compensation structure is intended to motivate and retain Mr. Gleeson, while aligning his incentives with the financial goals of management and the Board of Directors. Ventana anticipates performing a similar analysis annually to ensure the compensation of our CEO remains competitive within our rapidly evolving industry.

In 2006, the targeted TDC for the remaining four NEOs was established between the 50th and 75th percentiles to the peer group. Similar to the CEO, each NEOs’ total targeted compensation consists of a base salary, a bonus, and an equity award component. The experience, responsibilities, and performance of each NEO determines the exact level of compensation relative to the other NEOs. For 2006, our second most highly compensated NEO was Hany Massarany, our Executive Vice President of Worldwide Operations, whose total targeted compensation was $1.1 million of which he earned $1.0 million. Mr. Massarany’s total compensation is higher than the other NEOs based on the relative value and impact of the position and his performance. The targeted TDC for our CFO, Nicholas Malden, was set at $832,000 of which he earned $382,000. The targeted TDC for our Senior Vice President of Global Business Operations, Timothy Johnson was set at $1.0 million of which he earned $309,000. The targeted TDC for our Senior Vice President and General Counsel, Mark Tucker was set at $721,000 of which he earned $577,000. For each NEO, the difference between the targeted TDC and the amount earned is the variance between the targeted performance measures and the performance measures achieved, which directly impacts bonus compensation. For Messrs. Johnson and Malden the difference can additionally be contributed to their receiving little or no equity awards in 2007 due to their decisions to resign from the Company. The targets and actual results of our bonus plan are discussed in the section below entitled “Compensation Components—Incentive Cash Bonus.”

In 2007, the Committee elected to focus on internal equity relative to the Chief Executive Officer rather than a solely external evaluation. In the calculation of targeted TDC for 2007, we utilized our CEO’s targeted TDC as the benchmark on which the other NEOs’ targeted TDC was based. Our guiding principle is that the differential between the compensation of the CEO and the next most highly compensated executive is generally not greater than 33 percent. This is intended to ensure that CEO compensation is reasonable compared with other senior management at the Company. As in 2006, in 2007 our second highest targeted TDC is for Hany Massarany. For 2007, Mr. Massarany’s targeted TDC is set at approximately 67 percent of the CEO’s targeted TDC. The remaining NEOs; Messrs. Malden, Johnson, and Tucker each had targeted TDC for 2007 set at generally not less than 50 percent of the CEO’s targeted TDC. Targeted TDC for Messrs. Malden, Massarany, Johnson, and Tucker were also compared against the compensation levels of equivalent positions within the industry peer group for reasonableness.

Compensation Components

The major components of our executive compensation program are the following:

• Base Salary	• Equity Awards
• Incentive Cash Bonus	• Other Compensation

Base Salary. Our goal is to provide our senior management with a level of assured cash compensation in the form of base salary commensurate with their position and accomplishments. Base salary is set based on guidelines provided by the Committee. These guidelines require that base salary at each NEO level is set toward the 25th percentile of the peer group and generally falls within the 25th and 50th percentile. We believe that by leaning toward the lower end of our peer group, allows our incentive compensation targets to place more emphasis on performance-based compensation. Mr. Gleeson’s base salary in 2006 was the same as in 2005. The annual base salary increase typically granted all employees was allocated to the bonus portion of Mr. Gleeson’s total compensation for 2006. For 2007, Mr. Gleeson’s base salary was set at the lower end of the 25th to 50th percentile, which is consistent with the Committee’s guidelines. Mr. Gleeson has elected to freeze his base pay for 2007 and all future years he remains at the Company at $367,500 and convert all future base salary increases into equity-based awards. This conversion option is afforded only to our CEO to further align his interests with creating stockholder value while providing him flexibility in personal financial planning.

Base salaries for our other NEOs for 2006 were increased slightly over 2005 levels to a level deemed generally competitive for individuals having similar responsibilities within our peer group. Each NEOs’ base salary is determined based on various factors including: (i) number of years of service; (ii) past achievements relative to the other NEOs; and (iii) the Committee’s determination of the value of the NEOs’ contribution to achieving the long-term goals of the Company and its stockholders. Despite the wide range of factors influencing each NEOs’ base salary, each is evaluated for reasonableness against our peer group. For 2006, each NEOs’ base salary fell in between the 25th and 50th percentiles of our peer group based on their relative rank in salary to similar positions within the group. The base salaries for Messrs. Malden, Massarany, Johnson, and Tucker are included in the “Summary Compensation Table for the Year Ended December 31, 2006” on page 23 of this proxy statement. For 2007, the method for determining the base salaries for each of these NEOs was similarly evaluated for reasonableness to the peer group and adjusted as the Committee deemed appropriate.

Incentive Cash Bonus. The incentive cash bonus plan (the “Bonus Plan”) provides eligible employees with an opportunity to earn financial rewards relative to performance against established goals. Financial, strategic, and individual goals are established annually in the beginning of the year with specific levels of achievement that determine the award level to be earned. Eligibility under our Bonus Plan is reserved to those individuals that have the greatest ability to impact the Company’s success.

We believe that investors in our industry look to several key financial metrics when valuing companies. These metrics include profitability, revenue growth, and the efficiency in which capital is deployed. As a result, we heavily weight our Bonus Plan toward the achievement of one or more key financial goals. Typically, additional goals referred to as individual goals are established for non-executives who will earn a portion of their total bonus if the Company achieves the financial measures and another portion if the individual goals are achieved. Individual goals vary by employee and are typically established during performance reviews by supervisors in the beginning of each year and formally agreed to by the employee.

The Bonus Plan established for 2006 was submitted to the Committee by our CEO and was approved by the Committee on April 5, 2006. Participants may receive all or a portion of their target bonus based on achievement of corporate and individual goals, except that in the case of NEOs, including Mr. Gleeson, the annual bonus is based solely on the Company’s achievement of corporate goals. Under the 2006 Bonus Plan, the Company needed to achieve a minimum operating income level in order to trigger payments from the bonus pool. The target size of the bonus pool is predetermined when the Bonus Plan is established and the actual size of the bonus pool is set based on the actual level of operating income achieved relative to the minimum operating income goal. The actual size of the bonus pool can range from zero percent to 150 percent of the targeted pool size. The bonus pool is then allocated to eligible employees only upon achieving the corporate goals of revenue growth, profitability, and product innovation milestones. If the Company achieves at least the minimum on all three corporate goals, a portion of the bonus pool allocated is available at the level that corresponds to the corporate goal target level actually achieved. Typically corporate goals are aggressive, but attainable. While in the past two years less than 50 percent of the bonus was earned, the financial goals were established commensurate with the expectations of external stockholders and the Board of Directors. While the Committee has the power to modify the terms of our Bonus Plan throughout the periods to which they pertain they did not make any modifications pertaining to the 2006 Bonus Plan and have not made modifications to plans following their approval in the past.

During 2006, only the lowest of each of the three corporate goals was achieved and accordingly 35 percent of the bonus pool was deemed available to all eligible employees including each of the NEOs. For service in 2006, Mr. Gleeson received incentive compensation of $128,625 in the form of performance units and stock options, pursuant to a formula established by the Committee. One half of the incentive compensation value was granted as 2,040 performance units, which were granted as fully vested and will be paid out on the earlier of (i) the later of: (a) three years from date of grant, or (b) termination of employment; or (ii) upon a change of control of the Company. One half of the incentive compensation value was converted to 2,990 stock options, which were granted as fully vested upon grant, with an exercise price of $39.40, which is equal to the closing price of our common stock on the date of grant.

For 2006, Mr. Malden received $40,950, Mr. Massarany received $58,800, Mr. Johnson received $54,600, and Mr. Tucker received $32,032 in bonus in the form of cash.

Non-executives earned the portion of their targeted bonus corresponding to the achievement of the minimum corporate goals and may have earned an additional portion of the targeted bonus for achieving their individual goals. The actual amounts earned and paid vary by individual.

Equity Awards. We believe that stock options continue to provide an important component of NEO compensation. The Company believes that these equity-based compensation awards closely align the Company’s overall performance exhibited in its stock price to the motivation of senior management. The Company and Committee also believe that an appropriate mix of cash compensation and equity-based compensation provides a benefit to the Company because equity-based compensation does not require the use of the Company’s working capital. The Company is mindful however that equity-based compensation results in expense to be recorded in accordance with Generally Accepted Accounting Principles. Historically, the primary form of equity compensation that we awarded consisted of non-qualified and incentive stock options. Stock options provide favorable accounting and tax treatments for the Company and provide a form of incentive compensation common among our peer group. In addition to stock options we have also begun the limited use of restricted share grants, which can be advantageous to the Company from a tax standpoint and use of working capital resources perspective.

Equity-based grants to NEOs and all other employees are approved by the Committee. Generally, the Committee approves equity-based grants under one of the three following cases: (i) new hire incentive compensation; (ii) periodic employee achievement awards; and (iii) annual grants to senior management. With regard to new hire grants, the Committee approves the grants at a scheduled meeting nearest the new hire’s start date. In rare instances approvals of new hire grants may occur prior to the employee starting when a signed employment letter is in hand and the amount of time between approval and start date is negligible. Employee performance grants are considered annually and recommended by managers and submitted for Committee approval at the Committee’s next scheduled meeting. With regard to annual grants made to NEOs, it is generally our practice for the Committee to establish guidelines for these grants during a January meeting. Our Human Resources Department then establishes proposed grants within these guidelines and seeks the formal approval of the Committee in the next few months thereafter. This timing was selected because it enables us to consider Ventana’s prior year performance and our compensation strategies for the new year. The awards are generally made as early as practicable in the year in order to maximize the performance focus for the coming year. Because the Committee’s schedule is determined several months in advance, we believe the proximity of any awards to earnings announcements or other market events is coincidental.

Our practice is to determine the targeted dollar amount of equity compensation that we intend to provide at the beginning of the year based on the estimated fair value of equity awards to be granted. We determine the fair value based upon the Black-Scholes valuation model utilizing employee segmentation, expected holding period, stock price volatility, expected forfeiture rate, and risk free rate assumptions.

Through December 31, 2006, stock option and restricted share awards were granted with time based vesting provisions only and do not require specific performance achievement during the vesting period in order to be earned. In the future we may include performance-based vesting provisions. All restricted share awards granted to date vest over a five year period and options vest according to a variety of schedules.

We granted our annual equity awards to each of our NEOs on February 28, 2007. Mr. Gleeson was granted 61,928 options with an exercise price of $40.25. Mr. Malden was granted 4,750 stock options with an exercise price of $40.25. Mr. Massarany was granted 43,000 stock options with an exercise price of $40.25. Mr. Tucker was granted 18,000 stock options with an exercise price of $40.25. Mr. Malden’s grant vests monthly on a pro rata basis over one year and all other NEO grants, including those to Mr. Gleeson, vest monthly on a pro rata basis over five years.

Other Compensation. In accordance with our compensation philosophy we continue to maintain modest benefits and very limited perquisites for our NEOs. The few perquisites provided to our NEOs during 2006 aggregated to less than $10,000 per NEO. Senior management also participates in Ventana’s other benefits on the same terms as other employees. These benefits include medical and dental insurance, life insurance, and a 15 percent discount on share purchases through our employee stock purchase program. We believe the perquisites and benefits currently offered our NEOs are consistent with, if not below, the median competitive levels for comparable companies.

Stock Ownership Requirements

The Committee has established minimum ownership of Ventana stock requirements for members of senior management to further align management’s incentives with those of stockholders. Upon reaching three years tenure with the Company, the CEO must own equity with a value equivalent to one and a half times their annual salary and at five years tenure must own equity with a value equivalent to five times their annual salary. Senior Vice Presidents must own equity with a value equal to their annual salary upon reaching three years tenure and must own three times their annual salary upon reaching five years tenure. Similarly, Vice Presidents must own equity with a value equal to one half times their annual salary upon reaching three years tenure and must own one and a half times their annual salary upon reaching five years tenure. We believe that these ownership requirements are equivalent to those required by comparable companies.

For directors, the minimum ownership policy requires that all directors hold a minimum amount of Ventana stock equal to the following: (i) $50,000 after one year of tenure; (ii) $150,000 after two years of tenure; (iii) $300,000 after three years of tenure; (iv) $400,000 after four years of tenure; and (v) $500,000 after five years of tenure. We believe these minimum holding requirements are similar to those instituted by companies among peer group.

Board of Director Compensation

Board of director compensation is based upon external data obtained from the Frederic W. Cook & Co., Inc. Director Compensation Survey and reports provided by the National Association of Corporate Directors (“NACD”). These sources indicated that for 2006 companies of our size should provide compensation to directors of approximately $100,000 per year. The NACD also stated that additional compensation of $10,000 for the audit committee chairperson and $5,000 for the compensation committee chairperson is appropriate. Ventana pays these exact recommended levels for base pay and chairperson fees. Additionally, due to the level of involvement of our current Chairman and Vice Chairman of the Board of Directors above and beyond the prescribed duties of their positions on the Board we compensate each with an additional $50,000 per year. All director fees earned are paid in the form of options unless the board member meets the ownership requirements described in the section entitled “Stock Ownership Requirements” above to receive up to 50 percent of these fees in cash and makes this election. The options received for annual fees is calculated as the number of shares equal to the quotient obtained by dividing (i) two times the amount of cash compensation to be converted into options by (ii) the average closing price of Ventana stock during the period from the prior year’s annual meeting through the last trading day before the current annual meeting. The exercise price of the option will be the closing price on the day of grant, which is the annual meeting date. These options vest pro rata in twelve equal monthly installments starting the first day of the month after the annual meeting when the award was made. Any portion of a director’s annual compensation that he or she elects to receive in cash will be paid in twelve equal monthly installments on the same days that the option vests. A director who does not satisfy the applicable minimum ownership requirement may not sell any Ventana stock, except for a “cashless” exercise of the option sufficient to pay the exercise price of the option shares and the related taxes.

A new director will receive two stock option grants upon joining the Board. The first grant, for joining the Board, will be for a number of shares equal to the quotient obtained by dividing (i) four times the amount of the directors’ current cash compensation ($100,000) by (ii) the average closing price of Ventana stock during the twelve month period ending on the last trading day before the director’s election to the Board. The exercise price of the option will be the closing price on the day of the director’s election. Forty percent of the option shares will cliff vest two years after the new director’s election to the Board and the balance will vest at the rate of 1.67 percent per month thereafter, until fully vested. The new director will also receive a grant reflecting his or her annual compensation as a director. The option will be for a number of shares equal to a pro rata portion of the quotient obtained by dividing (i) two times the amount of the director’s current cash compensation ($100,000) by (ii) the average closing price of Ventana stock during the twelve month period ending on the last trading day immediately before the director’s election to the Board. The exercise price of the option will be the closing price on the day of the director’s election, and the option will vest on the day of the next annual meeting of stockholders. The pro rata portion means a fraction, the numerator of which is the number of months until the next annual meeting of stockholders and the denominator of which is twelve. The Committee believes that new director grants are an important tool in recruiting and retaining qualified Board members.

Potential Payments upon Termination or Change-in-Control

Severance. We currently do not have any employment contracts or similar agreements with any of our NEOs or any other person. At the Company’s discretion, and depending on facts and circumstances, Ventana sometimes provides severance payments to terminated employees in exchange for a written release of liability and continued enforcement of nondisclosure and noncompete activity. The decision to provide a severance payment is based on a number of factors, including the reason for termination of the employee and the need for a smooth transition of employee duties. Employees terminated as a result of business down-sizing typically receive severance payments, while employees terminated for violation of the Company’s Business Conduct guidelines, or clear job performance problems do not. Severance payments and agreements are reviewed for appropriateness by our Human Resources and Legal Departments. We believe that the level of severance payments provided is below, or at the same levels as the general practice at comparable companies.

Change in Control. Our senior management and other employees have built Ventana into the enterprise that it is today, and we believe that it is important to protect them in the event of a change of control. Further, it is our belief that the interests of our stockholders will be best served if the interests of our senior management are aligned with them. Providing change of control benefits should eliminate, or at least reduce the reluctance of, senior management to pursue potential change in control transactions that may be in the best interests of stockholders. We believe that, relative to the overall value of Ventana, these potential change in control benefits would not have a significant impact on such a transaction. Change of control is generally defined as a purchase of 51 percent or more of Ventana’s stock, a merger or consolidation of the Company where 75 percent of the equity of the Company is held by another entity, or a substantial change or dissolution of the Board of Directors. In the event of a change of control, the terms of our stock option plans stipulate that several rights would be conveyed to directors, officers, and non-executive employees.

In the event of a change of control all options held by directors would be assumed, or an equivalent award be substituted by the successor corporation at the successor’s preference. All equity awards will fully vest and have the right to be exercised and to the extent that there are restrictions on restricted stock or other equity-based awards, these will lapse.

All options held by any employee would be assumed, or an equivalent award be substituted by the successor corporation, at the successor’s discretion. In the event that the successor corporation refuses to assume or substitute for the equity award, the award would fully vest and become exercisable. In addition, for all executive officers that are terminated within a 24 month period from the change of control date their equity awards would fully vest and become exercisable. Options held by the CEO and CFO would fully vest and become exercisable in the event of a change of control.

In addition, all employees terminated as a result of a change in control would be entitled to receive any benefits that they would have been otherwise entitled to receive under our 401(k) plan, although these benefits are not accelerated or increased. These employees would also be entitled to severance according to Company practice as described under the sub-section entitled “Severance” above. We believe that these levels of benefits are consistent with general practice among our peers.

The table below conveys the impact of accelerating all outstanding options for each of our NEOs assuming a hypothetical change of control occurring as of December 31, 2006. The “Number of Unvested Options Outstanding” column contains the number of options held by each NEO as of December 31, 2006 which are not vested and would vest under the provisions of our change of control policy. The “Intrinsic Value if Exercised” column is the total number of unvested options outstanding multiplied by our stock price of $43.03 as of December 31, 2006.

Change of Control Benefits as of December 31, 2006

Name and Principal Position	Unvested Options Outstanding (#)	Intrinsic Value if Exercised ($)
Christopher Gleeson President, Chief Executive Officer, and Director	41,982	1,806,485

Nicholas Malden Senior Vice President, Chief Financial Officer, and Corporate Secretary	19,681	846,873

Hany Massarany Executive Vice President, Worldwide Operations	25,932	1,115,854

Timothy Johnson Senior Vice President, Global Business Services	24,717	1,063,573

Mark Tucker Senior Vice President, General Counsel	—	—

Taxation Considerations

We have considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for publicly held corporations for individual compensation exceeding $1.0 million in any taxable year for the NEOs, unless compensation is performance-based. The compensation paid to each of our NEOs is beneath the $1.0 million threshold. And, we believe any options granted under our stock option plans will meet the requirement as performance-based compensation under the transition provisions provided in the regulations under Section 162(m). Therefore, we believe Section 162(m) will not reduce available tax deductions.

COMPENSATION OF EXECUTIVES

Summary Compensation

The following table sets forth all compensation paid or earned for service during 2006 to our Chief Executive Officer, Chief Financial Officer, and three most highly compensated executive officers.

Summary Compensation Table for the Year Ended December 31, 2006

Name and Principal Position	Year	Salary(1) ($)	Stock Awards ($)		Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Christopher Gleeson President, Chief Executive Officer, and Director	2006	367,500	—		447,064	—	2,963	817,527

Nicholas Malden Senior Vice President, Chief Financial Officer, and Corporate Secretary	2006	257,308	—		145,774	40,950	—	444,032

Hany Massarany Executive Vice President, Worldwide Operations	2006	273,269	—		223,094	58,800	—	555,163

Timothy Johnson Senior Vice President, Global Business Services	2006	254,481	—		243,428	54,600	—	552,509

Mark Tucker Senior Vice President, General Counsel	2006	226,431	89,784	(5)	—	32,032	—	348,247

(1)	Base salary includes cash compensation none of which was deferred or converted to equity in lieu of cash.

(2)	The “Option Awards” column contains the compensation expense recorded for the year ended 12/31/2006 associated with options held by each NEO.

(3)

The “Non-Equity Incentive Plan Compensation” column includes the cash compensation earned by each NEO pursuant to meeting the criteria under the 2006 Bonus Plan approved on April 5, 2006 for performance during 2006. These awards were paid in March of 2007.

(4)	The “All Other Compensation” column includes perquisites that are not individually disclosed and quantified in this footnote as they aggregate to less than $10,000 per NEO.

(5)

This stock award is for the compensation expense incurred during 2006 associated with the 11,000 restricted shares granted to Mr. Tucker upon his hiring in 2005. These restricted shares are five year cliff vesting.

Grants of Plan-Based Awards

2006 Bonus Plan. The 2006 Bonus Plan provides for a cash bonus to be earned by each of our executives named in the “Summary Compensation Table for the Year Ended December 31, 2006” on page 23 upon achieving the stated corporate goals. The potential cash bonuses for fiscal year 2006 to be paid in 2007 at target and maximum performance levels are set forth in the table below.

2005 Equity Plan. The 2005 Equity Plan provides for equity-based compensation to be granted to employees. The numbers of options granted, grant dates, and exercise prices of stock option awards to each of our executives named in the “Summary Compensation Table for the Year Ended December 31, 2006” on page 23 under this plan are set forth in the table below.

Grants Under the 2006 Bonus Plan and the 2005 Equity Plan for the Year Ended December 31, 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Christopher Gleeson	4/5/2006 3/2/2007 3/2/2007 2/28/2007	— — —	367,500 — —	551,250 — —	(1)	2,040	(1)	2,990 61,928	(1)	39.40 40.25	(1)	60,071 80,376 1,271,227	(1) (1)

Nicholas Malden	4/5/2006 2/28/2007	—	117,000	175,500	(2)			4,750		40.25		84,123

Hany Massarany	4/5/2006 2/28/2007	—	168,000	252,000	(2)			43,000		40.25		761,530

Timothy Johnson	4/5/2006	—	156,000	234,000	(2)

Mark Tucker	4/5/2006 2/28/2007	—	91,520	137,280	(2)			18,000		40.25		318,780

(1)

Mr. Gleeson elected to receive a performance unit grant equal to 50 percent of the notional value of the bonus of $128,625 earned for 2006 times 1.25 and stock options equal to 50 percent of this notional value times two and divided by the average closing price of the Company’s stock for the 365 days preceding the date of grant of $43.03. The performance units were granted fully vested and the award will be settled on the earlier of (i) the later of: (a) three years from date of grant, or (b) termination of employment; or (ii) upon a change of control of the company. The options were granted fully vested.

(2)	The bonus earned for service during 2006 and paid in 2007 to Messrs. Malden, Massarany, Johnson, and Tucker was paid in cash.

(3)	The “Grant Date Fair Value of Stock and Option Awards” column contains the grant date fair value as determined for financial reporting purposes under SFAS 123(R).

Outstanding Equity Awards

The following tables set forth option and restricted share equity awards outstanding as of December 31, 2006 to the officers named in the “Summary Compensation Table for the Year Ended December 31, 2006” on page 23.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested(1) ($)
Name	Exercisable (#)	Unexercisable (#)
Christopher Gleeson	5,728	—		8.94	1/26/2009
	29,098	—		8.75	4/12/2009
	32,000	—		11.75	1/1/2010
	9,250	—		11.75	1/24/2010
	—	1,166	(2)	10.06	1/22/2012
	68,834	—		10.06	1/22/2012
	20,000	—		10.06	1/22/2012
	32,854	—		10.12	1/27/2013
	57,184	5,878	(3)	10.12	1/27/2013
	—	9,938	(3)	10.12	1/27/2013
	35,000	25,000	(4)	22.37	1/26/2014
	84,934	—		22.37	1/26/2014
	10,000	—		33.73	12/28/2014
	10,000	—		35.42	12/28/2014
	10,000	—		37.19	12/28/2014
	10,000	—		39.05	12/28/2014
	10,000	—		41.00	12/28/2014
	11,000	—		42.41	12/15/2015
	11,000	—		44.43	12/15/2015
	11,000	—		46.45	12/15/2015
	11,000	—		48.47	12/15/2015
	11,000	—		50.49	12/15/2015
	1,801	—		35.95	3/3/2016
						1,230	(5)	52,927

Nicholas Malden	35,726	—		10.00	7/24/2010
	7,955	517	(2)	10.06	1/22/2012
	3,771	6,664	(3)	10.12	1/27/2013
	2,295	—		10.12	1/27/2013
	17,500	6,307	(4)	22.37	1/26/2014
	—	6,193	(4)	22.37	1/26/2014
	12,764	—		22.37	1/26/2014
	5,000	—		33.73	12/28/2014
	5,000	—		35.42	12/28/2014
	5,000	—		37.19	12/28/2014
	5,000	—		39.05	12/28/2014
	5,000	—		41.00	12/28/2014
	4,000	—		42.41	12/15/2015
	4,000	—		44.43	12/15/2015
	4,000	—		46.45	12/15/2015
	4,000	—		48.47	12/15/2015
	4,000	—		50.49	12/15/2015

Outstanding Equity Awards at December 31, 2006 (Continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested(1) ($)
Name	Exercisable (#)	Unexercisable (#)
Hany Massarany	10,955	—		12.25	1/24/2010
	7,982	—		10.06	1/22/2012
	21,540	600	(2)	10.06	1/22/2012
	3,957	—		10.12	1/27/2013
	8,172	8,666	(3)	10.12	1/27/2013
	23,334	11,252	(4)	22.37	1/26/2014
	—	5,414	(4)	22.37	1/26/2014
	15,292	—		22.37	1/26/2014
	6,200	—		33.73	12/28/2014
	6,200	—		35.42	12/28/2014
	6,200	—		37.19	12/28/2014
	6,200	—		39.05	12/28/2014
	6,200	—		41.00	12/28/2014
	7,000	—		42.41	12/15/2015
	7,000	—		44.43	12/15/2015
	7,000	—		46.45	12/15/2015
	7,000	—		48.47	12/15/2015
	7,000	—		50.49	12/15/2015

Timothy Johnson	—	334	(2)	10.06	1/22/2012
	167	—		10.06	1/22/2012
	343	—		10.06	1/22/2012
	1,657	1,000	(2)	10.06	1/22/2012
	1,033	6,717	(3)	10.12	1/27/2013
	—	9,006	(4)	22.37	1/26/2014
	1,333	7,660	(4)	22.37	1/26/2014
	5,500	—		44.43	12/15/2015
	5,500	—		46.45	12/15/2015
	5,500	—		48.47	12/15/2015
	5,500	—		50.49	12/15/2015

Mark Tucker	3,600	—		42.41	12/15/2015
	3,600	—		44.43	12/15/2015
	3,600	—		46.45	12/15/2015
	3,600	—		48.47	12/15/2015
	3,600	—		50.49	12/15/2015
						11,000	(6)	473,330

(1)

The “Market Value of Shares of Stock That Have Not Vested” column is calculated using the closing stock price of Ventana’s common stock on December 31, 2006 of $43.03 multiplied by the number of shares issuable upon vesting of the restricted stock award.

(2)	Options granted in January 2002 vest over five years, four fifths of these options were vested as of December 31, 2006 and the remaining one fifth vested on January 22, 2007.

(3)

Options granted in January 2003 vest over five years, three fifths of these options were vested as of December 31, 2006, one fifth vested on January 27, 2007, and one fifth will vest on January 27, 2008.

(4)

Options granted in January 2004 vest over a five years, two fifths of these options were vested as of December 31, 2006, one fifth vested on January 26, 2007, and two fifths will vest one fifth on January 26, 2008 and one fifth on January 26, 2009.

(5)

This outstanding restricted stock award will be settled on the earlier of i) the later of: a) three years from the date of grant or March 3, 2009, or b) termination of employment; or ii) upon change of control.

(6)

This outstanding restricted stock award fully vests on 12/15/2010 pursuant to the five year cliff vesting provisions of the grant. If the executive terminates employment with Ventana before 12/15/2010 all shares shall be forfeited.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises during 2006 and the restricted share awards which vested as of December 31, 2006, by the officers named in the “Summary Compensation Table for the Year Ended December 31, 2006” on page 23.

Option Exercise and Stock Vested for 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Christopher Gleeson	100,598	3,572,701	—	—
Nicholas Malden	62,313	2,209,733	—	—
Hany Massarany	50,000	1,778,372	—	—
Timothy Johnson	112,124	2,698,630	—	—
Mark Tucker	—	—	—	—

(1)

The “Value Realized on Exercise” column under the “Option Awards” section is calculated as the difference between the exercise price and the market price on the day of exercise multiplied by the number of shares acquired upon exercise.

(2)

The “Value Realized on Vesting” column under the “Restricted Share Awards” column is the aggregate dollar value realized upon vesting of the award, calculated as the number of shares acquired upon vesting multiplied by the ending market price per share on that day.

COMPENSATION OF DIRECTORS

For service in 2006 board members received a number of options in December 2005 equal to the result obtained by multiplying their annual retainer of $100,000 by four and then dividing by the preceding twelve month average closing stock price. These fully vested options were granted on December 15, 2005 at an exercise price set at a five percent premium over the stock price on the grant date. For their service on the Board of Directors as Chairman and Vice Chairman, respectively, Jack Schuler and John Patience each received an additional $50,000 retainer. For his service on the Board of Directors as Chairman of the Audit Committee, Rod Dammeyer received an additional $10,000 retainer. James Weersing received an additional $5,000 retainer for serving as the Chairman of the Compensation Committee. All of these additional retainers were also converted to options pursuant to the formula discussed above. Directors who are employees of Ventana Medical Systems, Inc. are not separately compensated for their service as a Board member. These options were granted to retain the service of the Board members for 2006 and as a result of being granted fully vested during the 2005 fiscal year no compensation expense was recorded during 2006 associated with these grants consistent with the accounting required under SFAS 123(R). Additionally, no other compensation was paid to Board members during 2006.

As of December 31, 2006 each director had the following number of options outstanding: Thomas Brown 43,531; Rod Dammeyer 32,411; Edward Giles 111,141; Christopher Gleeson 523,665; Thomas Grogan 191,347; Mark Miller 124,141; John Patience 752,083; Jack Schuler 558,083; and James Weersing 76,626.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

The Company’s Business Conduct Guidelines, which have been approved by the Board of Directors, prohibits financial conflicts of interest including related party transactions. The Company did enter into any related party transactions during 2006.

REQUIREMENTS AND PROCEDURES FOR SUBMISSION OF NOMINATIONS OF DIRECTORS BY STOCKHOLDERS AND STOCKHOLDER PROPOSALS

Nominations for the Board of Directors. We expect to hold our 2008 Annual Meeting of Stockholders in May of 2008, although we retain the right to change this date. Our Bylaws provide that written notice of proposed stockholder nominations for the election of directors at the 2008 Annual Meeting of Stockholders must be received by Ventana at its offices at 1910 E. Innovation Park Drive, Tucson, Arizona 85755, Attn: General Counsel, no later than December 7, 2007, which is 120 calendar days prior to the anniversary of the mail date of this proxy statement.

Proposals. Any stockholder that wishes to submit a proposal for consideration at our 2008 Annual Meeting should address such proposal to 1910 E. Innovation Park Drive, Tucson, Arizona 85755, Attn: General Counsel. In order to be included in proxy materials for our 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal must be received no later than December 7, 2007. In order for a stockholder proposal made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must also be received by December 7, 2007.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting, including any stockholder proposals received between the date of this proxy statement and the Bylaw Deadline for this year’s annual meeting, which was December 4, 2006.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

You may communicate with the members of the Board of Directors by writing to Ventana Medical Systems, Inc., 1910 E. Innovation Park Drive, Tucson, Arizona 85755, Attn: General Counsel. Ventana has not adopted formal procedures by which stockholders may communicate directly with directors, because the Company believes that its current process, wherein any communication sent to the Board of Directors in care of the General Counsel is forwarded to all members of the Board of Directors, has adequately served the needs of the Board of Directors and stockholders. There is no screening process, and all communications received by the General Counsel for the Board of Director’s attention will be forwarded to them.

OTHER MATTERS

Our Board of Directors is not aware of any matters to be presented at the meeting other than those described above. However, if other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote your proxy on such matters in accordance with their judgment.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the anticipated effects of our compensation structure and programs and our intentions with respect to the grant of equity-based awards in the future. Ventana undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Ventana’s business, particularly those mentioned under the heading “Risk Factors” in Ventana’s Annual Report on Form 10-K, and in the periodic reports that Ventana files with the SEC on Form 10-Q and Form 8-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the Company. Officers, directors, and greater than 10 percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Forms 3, 4, and 5 they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10 percent beneficial owners were complied with.

VENTANA MEDICAL SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 23, 2007

10:00 a.m. Local Time

VENTANA HEADQUARTERS

1910 E. Innovation Park Drive

Tucson, Arizona 85755

Ventana Medical Systems, Inc.
2007 Annual Meeting of Stockholders	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 23, 2007.

The undersigned hereby constitutes and appoints JACK SCHULER, JOHN PATIENCE, and JAMES WEERSING, and each of them acting in the absence of the others with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Stockholders of VENTANA MEDICAL SYSTEMS, INC. (the “Company”), to be held at the Company’s Headquarters at 1910 E. Innovation Park Drive, Tucson, Arizona 85755, on May 23, 2007, at 10:00 a.m. local time, and any adjournments thereof, and to vote all shares of the Company’s common stock outstanding in the name of the undersigned on the matters set forth on the reverse side and upon any other matters that may come properly before the meeting or any adjournment thereof, with all the powers the undersigned would possess if personally present at the meeting, as follows:

PLEASE PROMPTLY DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card. Return it in the postage-paid envelope we have provided or return it to Ventana Medical Systems, Inc., c/o Shareowner Services ™, P.O. Box 64873, St. Paul, MN 55164-0873.

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR items 1 and 2:

1.	To ratify the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of the Company.		☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Election of three Class II directors:	01 Rod Dammeyer	☐ FOR	☐ WITHHELD	☐ ABSTAIN
		02 Christopher Gleeson	☐ FOR	☐ WITHHELD	☐ ABSTAIN
		03 Edward Giles	☐ FOR	☐ WITHHELD	☐ ABSTAIN

Address Change? Mark Box ☐	Indicate changes below:	Date

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; (2) FOR THE ELECTION OF THE NOMINATED CLASS II DIRECTORS; AND (3) AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

Signature(s) In Box
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